CERTIFICATE OF AMENDMENT

                                    OF THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                       HEALTHCARE IMAGING SERVICES, INC.

(Pursuant  to  Section  242 of the  General  Corporation  Law  of the  State  of
Delaware)

 It is  hereby  certified  that:

     1. The name of the corporation is Healthcare Imaging Services, Inc. (the "Corporation"). The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on July 25, 1991.

     2. The Board of Directors of the Corporation duly adopted a resolution proposing and declaring it advisable that Section 1 of Article FOURTH of the Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

     "Section 1. Authorized Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is fifty-one million (51,000,000), of which fifty million (50,000,000) shares shall be common stock, par value $.01 per share ("Common Stock"), and one million (1,000,000) shares shall be preferred stock, par value $.10 per share ("Preferred Stock")."

     3. This amendment to the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

     4. This amendment to the Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of State of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by its President and attested to by its Secretary this 6th day of May, 1996 and the statements contained herein are affirmed as true under penalties of perjury statements contained herein are affirmed as true under penalties of perjury.
                                    HEALTHCARE IMAGING SERVICES, INC.


                                    By: /s/ Elliott H. Vernon
                                    -------------------------
                                        Elliott H. Vernon, President

ATTEST:


By: /s/ Michael J. Rutkin
   ----------------------
    Michael J. Rutkin, Secretary

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